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EXHIBIT 10.1

July 15, 2010

BMO Financial Group Global Financial Services
Agent Bank Services
234 Simcoe Street, 3rd Floor
Toronto, Ontario M5T IT4 CANADA

Attention: Ms. Virginia Contreras

Re: Credit Agreement dated March 2, 2005

Ladies and Gentlemen:

        We refer to the Credit Agreement dated March 2, 2005, as amended (the "Credit Agreement") among the undersigned, Molson Coors Brewing Company (the "Company"), the borrowing subsidiaries party thereto, the lenders party thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of Montreal, as Canadian Administrative Agent and Harris Nesbitt as syndication agent. Capitalized terms used in this letter without definition shall have the same meanings given them in the Credit Agreement.

        Bank of Montreal is a Canadian Issuing Bank under the Credit Agreement. Section 2.05(c) of the Credit Agreement provides that each Letter of Credit must expire on the earliest of the date one year after the date of issuance of such Letter of Credit (or, in the case of any extension or renewal thcreof, one year after such extension or renewal) or the date that is 5 Business Days prior to the Maturity Date; provided that an Issuing Bank may extend the date of expiration of such Letter of Credit to a date that is after the date that is five Business Days prior to the Maturity Date. The Company has requested that Bank of Montreal, as a Canadian Issuing Bank, issue Letters of Credit that expire later than 5 Business Days prior to the Maturity date and to induce Bank of Montreal to do so the Company agrees with Bank of Montreal that (1) any Letters of Credit issued by Bank of Montreal under the Credit Agreement that expire later than 5 Business Days prior to the Maturity Date will constitute Letters of Credit issued under the Credit Agreement for all purposes whatsoever, (2) if any Letters of Credit issued by Bank of Montreal under the Credit Agreement are outstanding on the date that is 30 days prior to the Maturity Date the Company will deposit on such date with Bank of Montreal, as a Canadian Issuing Bank, immediately available funds in an amount equal to 105% of the maximum amount available to be drawn under such Letters of credit on that date (the "Cash Collateral") to secure the Company's indebtedness, obligations and liabilities to Bank of Montreal as a Canadian Issuing Bank arising in connection with such Letters of Credit. Bank of Montreal may retain the Cash Collateral so long as any of such Letters of Credit are outstanding, (3) any such Letters of Credit shall continue to be subject to the terms of any letter of credit application or agreement entered into in connection with such Letter of Credit, and (4) the first sentence of Section 2.05(e) (other than the proviso thereto) and Section 2.05(f) and (h), 2.12(b), 2.13 and 10.03 of the Credit Agreement shall continue in full force and effect so long as any Letter of Credit issued by Bank of Montreal remains outstanding or any reimbursement obligation arising in connection with a drawing under any such Letter of Credit unpaid, except that any amounts payable to Bank of Montreal may apply the Cash Collateral to the payment of the Company's obligation to reimburse Bank of Montreal for such drawing. Bank of Montreal agrees to return any remaining Cash Collateral to the Company upon the expiration or termination of all of such Letters of Credit and the payment in fun of all of the Company's obligations to Bank of Montreal with respect thereto.

Very truly yours,
MOLSON COORS BREWING COMPANY
By	/s/ JULIO RAMIREZ Julio Ramirez Vice President and Treasurer

        Accepted and Agreed as of the date first written above.

BANK OF MONTREAL
By	/s/ ROBERT H. WOLOHAN Robert H. Wolohan Vice President

        Acknowledged and Agreed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
By	/s/ STEVE ANDERSON Steve Anderson Executive Vice President

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  EXHIBIT 10.1